As filed with the Securities and Exchange Commission on December 17, 2025

Registration No. 333-276867

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-276867

UNDER THE SECURITIES ACT OF 1933

VALE S.A.

(Exact name of registrant as specified in its charter)

The Federative Republic of Brazil	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Praia de Botafogo 186

Offices 901, 1101, 1601 (part), 1701 and 1801 - Botafogo

Rio de Janeiro, RJ, Brazil

Telephone Number: (416) 687-6041

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Performance Shares Unit Program

Vale Americas LLC

140 E. Ridgewood Avenue, Suite 415

South Tower, Paramus, New Jersey 07652

Telephone Number: (416) 687-6041

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julia L. Petty

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

+1 (212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) deregisters all shares of Vale S.A. (the “Registrant”) common stock, par value $0.000 per share (“Shares”), and any other securities remaining unissued, under the following Registration Statement on Form S-8 (the “Registration Statement”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

Registration Statement on Form S-8 (No. 333-276867), which was filed with the Commission on February 5, 2024, pertaining to the registration of 6,605,593 Shares issuable under the Registrant’s Performance Shares Unit Program.

The Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brazil, on this December 17, 2025.

Vale S.A.

By:	/s/ Gustavo Duarte Pimenta
Name:	Gustavo Duarte Pimenta
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.